Exhibit 99.1

Kaival Brands Innovations Group, Inc.

Kaival Brands (OTCQB: KAVL) Enters Into Second Amended & Restated Distribution Agreement with Bidi Vapor

Kaival Brands signs 10-year exclusivity extension including distribution rights to future Bidi Vapor products.

GRANT, FL, April 21uu, 2021 (PR Newswire) – Kaival Brands Innovations Group, Inc. (OTCQB: KAVL) (“Kaival Brands,” the “Company,” or “we”), is the exclusive global distributor of all products manufactured by Bidi Vapor, LLC ("Bidi Vapor"). Bidi Vapor’s primary offering is the BIDI® Stick, which is intended exclusively for adults 21 and over. The tamper-resistant BIDI® Stick is also the only electronic nicotine delivery system (“ENDS”) on the market with an ecologically friendly, mass-recycling program called BIDI® Cares, and is the subject of a comprehensive Premarket Tobacco Product Application (“PMTA”) now under review with the U.S. Food and Drug Administration (“FDA”).

Kaival Brands announced today that its Audit Committee of the Board of Directors approved an amended and restated distribution agreement, which sets forth the terms of the formal relationship between Kaival Brands and Bidi Vapor. The newly amended and restated distribution agreement extends the previous one-year, annually renewable term to an initial term of ten years, which automatically renews for another five-year term; provided, that Kaival Brands satisfies certain minimum purchase thresholds. The newly amended and restated distribution agreement also provides Kaival Brands with a right of first refusal in the event Bidi Vapor receives an offer that would constitute a “change of control transaction,” as well as a right of first refusal to act as the exclusive distributor of any and all future products of Bidi Vapor that arise out of or related to ENDS and components related to ENDS, arise out of or relate to the synthetic nicotine industry, or arise out of or related to the tobacco-derived nicotine industry.

“We believe the amendments to the distribution agreement further bolsters the commitment between the two companies,” said Raj Patel, the Company’s President, Chief Executive Officer and Chief Financial Officer. Mr. Patel continued, “The relationship between Kaival Brands and Bidi Vapor during the past 12 months has been fruitful, with Kaival Brands generating approximately $100 million in revenues during the previous 12 months from the sale of the BIDI® Stick and expanding its distribution of the BIDI® Stock to more than 50,000 stores. With the recent regulatory authorizations to launch distribution in 11 international markets, and the continued domestic growth, we felt like it was the appropriate time to further solidify the relationship between Bidi Vapor and Kaival Brands with this amended and restated distribution agreement to expand the term of the agreement and provide Kaival Brands with certain rights of first refusal.” Mr. Patel concluded, “It has been an incredibly busy and successful first 12 months for us, and we have even more ambitious plans for the next six months.”

Mr. Patel owns and controls Bidi Vapor. As a result, Bidi Vapor and the Company are considered under common control and Bidi Vapor is considered a related party.

For more information, visit www.bidivapor.com

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ABOUT KAIVAL BRANDS

Based in Grant, Florida, Kaival Brands is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands is the exclusive global distributor of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands Innovations Group, Inc., at www.kaivalbrands.com

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. The company’s premiere device, the BIDI® Stick, is a premium product made with medical-grade components, a UL-certified battery, and technology designed to deliver a consistent vaping experience for adult tobacco users. Bidi Vapor is also adamant about strict compliance with all federal, state, and local guidelines and regulations. At Bidi Vapor, innovation is key to our mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

For more information, visit www.bidivapor.com.

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the approval of our application for listing on the Nasdaq Capital Market; the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; significant changes in our relationships with our distributor or sub-distributors; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor & Public Relations:

Inflection Partners, LLC

New York | Philadelphia | New Orleans

www.inflectionpartnersllc.com

Office: (504) 381-4603

investors@kaivalbrands.com

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